Exhibit 99.1

ECD Automotive Design Launches Retail Strategy and Site Selection Process

Kissimmee, FL – October 8, 2024 - ECD Automotive Design, Inc. (Nasdaq: ECDA) (“ECD” or the “Company”), an industry leader in building and selling restored, modified and electrified Land Rover Defenders, Jaguar E-Types, Ford Mustangs, and Toyota FJs announced today it has embarked upon a new retail strategy to own and operate brick and mortar showrooms to market and sell ECD’s vehicles. In support of the strategy, ECD has signed an agreement with Site Selection Group, of Dallas, Texas, to research and identify real estate locations to effectuate ECD’s retail showroom concept.

*	Artist rendering of future ECD retail showroom.

Site Selection Group has been tasked with finding the best location for ECD to launch its retail showroom strategy. Since ECD’s founding in 2013, the company has generated over $100 million of revenue by manufacturing over 600 classic, one-of-one restomod vehicles to high-net-worth individuals through online advertising, social media and word-of-mouth referrals. The Company believes there is a significantly larger revenue opportunity for individuals that can see, touch and drive ECD’s one-of-one vehicles.

The Company anticipates three avenues to generate additional revenue at a retail location: (1) a customer signs for a new, custom build and begins the process that allows for over 2 million design choices, (2) a customer purchases an existing ECD new car that is available for immediate delivery and (3) a customer purchases a used ECD vehicle from ECD.

Scott Wallace, Founder and CEO of ECD Auto Design commented, “Since inception, we have relied solely on efficient capital allocation, expert craftsmanship and word-of-mouth referrals to drive interest in our unique products. We have created a growing and successful business without any retail presence. Given feedback from existing customers and engagement from prospective customers, we believe we can drive further growth through targeted retail showrooms and guide customers through the immersive design experience. For those individuals that don’t want to wait through the 12-month build time for a custom car, our retail locations can sell existing ECD builds. Locations will be based on detailed demographic analysis and in areas with high concentrations of ultra-luxury automotive dealers and ultra-high net worth individuals.”

Mr. Wallace continued, “It is estimated that the luxury car ecosystem is a $15 billion market that encompasses manufacturing, lifestyle, financial services, consignment and supply chain. By tapping into this market segment with a personalized approach, we have the potential to elevate and grow the ECD brand to new heights and set even higher standards for exclusivity and elegance in the automotive sector.

“Car enthusiasts are increasingly looking for a trusted partner to build their bespoke vehicle, store their vehicles and provide maintenance throughout the life cycle of their ownership. By reimagining the traditional retail model, we aim to create a truly unique experience that puts the client at the forefront and can capitalize on this growing and passionate customer base.”

About ECD Auto Design

ECD, a public company trading under the symbol ECDA on the Nasdaq Stock Market, is a creator of restored luxury vehicles that combines classic English beauty with modern performance. Currently, ECD restores Land Rovers Defenders, Land Rover Series IIA, the Range Rover Classic, the Jaguar E-Type and we have recently added the Ford Mustang and Toyota FJs. Each vehicle produced by ECD is fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours  by master-certified Automotive Service Excellence (“ASE”) craftsmen. The company was founded in 2013 by three British “gear heads” whose passion for classic vehicles is the driving force behind exceptionally high standards for quality, custom luxury vehicles. ECD’s global headquarters, known as the “Rover Dome,” is a 100,000-square-foot facility located in Kissimmee, Florida that is home to 90 talented craftsmen and technicians, who hold a combined 61 ASE and five master level certifications. ECD has an affiliated logistics center in the U.K. where its seven employees work to source and transport 25-year-old work vehicles back to the U.S. for restoration. For more information, visit www.ecdautodesign.com.

About Site Selection Group

Site Selection Group was founded in 2006 by industry leaders from large commercial real estate and tax advisory firms. Their goal was to better serve clients without the conflicts of interest, decentralized business model, and pricing constraints typically associated with large service providers. Today, Site Selection Group has become one of the largest, independent providers of global location advisory, economic incentive, and corporate real estate services in the industry. Site Selection Group’s purpose is to deliver conflict-free solutions that enable its clients to make a positive impact in their communities and its mission is to connect its clients to the optimal locations through its integrated service offerings.

Investor Contact:

ECD Automotive Design, Inc.

Brian M. Prenoveau, CFA

MZ Group – MZ North America

ECDA@mzgroup.us

+561 489 5315

SOURCE: ECD Automotive Design, Inc.